Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of DTE Energy Company on Form S-8 for the MCN Energy Group Long-Term Incentive Plan and MCN Corporation Stock Incentive Plan of our report dated January 24, 2001 appearing in the Annual Report on Form 10-K of DTE Energy Company for the year ended December 31, 2000.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 31, 2001